EXHIBIT 99


                       RESTRICTED STOCK PURCHASE AGREEMENT


This is an agreement ("Agreement") between Mike Frankenberger ("Seller") and Mr. Yoram Drucker ("Buyer") made this 28 day of April 2003.

WHEREAS:

A. Seller owns 400,000 shares (the "Shares") of Golden Hand Resources Inc. a company incorporated under the laws of the state of Washington State (the "Company"); and

B. Seller wishes to sell 400,000 Shares of the Company (the "Contract Shares") to the Buyer.


NOW, THEREFORE, the parties hereto agree as follows:

1.    PURCHASES AND SALE OF CONTRACT SHARES

      (a) Seller hereby agrees to sell the Contract Shares to the Buyer at a purchase price per share, which shall be $0.023364826 per share for a total of $9,345.93 (the "Consideration") and payable in full on the date of this Agreement.

      (b) The closing of the transaction shall occur when this Agreement is executed by Seller. On the closing and pursuant to an Escrow Agreement dated April 28, 2004, Buyer shall deliver through First American Stock Transfer Inc. the Consideration to Seller.

      (c) Pursuant to an Escrow Agreement dated April 28, 2004, Seller shall deliver through First American Stock Transfer Inc. the Contract Shares to the buyer free and clear of all liens, claims or encumbrances.

2.    REPRESENTATIONS AND WARRANTIES

      (a) As an inducement for Buyer to enter into this Agreement, Seller represents and warrants that:

            (i) Seller has the lawful power and authority to enter into this Agreement;

            (ii) Seller owns the Shares free and clear of all liens, claims or encumbrances; and

            (iii) Seller is not aware of any material adverse information with respect to the Company.

            (iv) Seller represents that there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Seller, threatened against the Company.

            (v) Seller represents that there are 10,238,000 shares of common stock outstanding as of the date hereof, of which 7,000,000 shares are restricted.

            (vi) Seller, as the sole officer and director of the Company, does hereby, upon execution of this Agreement, appoint Irit Arbel to serve as the new President of the Company and Miss. Arbel shall also be elected as a member of the third class of director on the Board of Directors of the Company, who's term shall expire at the third annual general meeting after her appointment. Simultaneously and also upon execution of this Agreement, the Seller hereby resigns from his position as President of the Company and shall serve as a Director and Assistant Secretary of the Company.

            (vii) Seller represents that he has executed a directors resolution that increases the number of board members to a total of six and that after the appointment of Irit Arbel there will be four board vacancies to be filled within 60 days.

            (viii) Seller represents on behalf of the Company that there are no taxes, State or Federal, currently due and that all required filings have been filed accordingly.

            (ix) As a condition to closing, Seller, on behalf of the Company, shall execute an amendment to the Reach Technologies Inc./Golden Hand Resources Inc License Agreement which shall be attached hereto as Exhibit A. After signing such Amended License Agreement, Seller represents that there are no debts owed by the Company. Furthermore, Seller shall immediately assign control of the Golden Hand Resources Trust Account ("Trust Account") currently held at the Company's counsel, QED Law Group and Ogden Murphy Wallace, to the new officer and director of the Company as appointed under this Agreement. The amount in such Trust Account shall equal approximately U.S. $300 and Nil respectively, all bank accounts will have nil balances and will be closed prior to closing.

      (b) As an inducement for Seller to enter into this Agreement, Buyer represents and warrants that Buyer has the lawful power and authority to enter into this Agreement.

            Buyer also hereby represents that he/she shall not vote in favor of a reverse stock split from the date hereof through April 28, 2005, and shall not vote in favor of a name change in the Company until, without the prior written consent of the Company's current officer and director, Mike Frankenberger.

            Buyer hereby agrees to a contractual restriction that for a period of one year from the date hereof, such purchaser agrees not to transfer or dispose of the Contract Shares in a private transaction.

3. BINDING EFFECT. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit or the parties hereto, their heirs, legal representatives, successors and permitted assigns. This Agreement may be signed by fax and in counterpart.

4. GOVERNING LAW, This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to the conflict of laws principles thereof.

5.    THIS AGREEMENT MAY BE SIGNED BY FAX AND IN COUNTERPART.


In witness hereof the parties hereby affix their signatures.


SELLER                                          BUYER

/s/ Mike Frankenberger                          /s/ Yoram Drucker
----------------------                          -----------------